Exhibit 10.1

[Pioneer Energy Services Corp. Letterhead]
[DATE]
By Hand Delivery
[Executive Name]
[Executive Title]
[Pioneer Energy Services Corp.]

RE:    Retention Award
Dear _____:
Pioneer Energy Services Corp. (the “Company”) recognizes the important goal of retaining you as an employee of the Company, and, in furtherance of that goal, the Company wishes to provide financial incentives for you to remain an employee for the period of time specified in this letter agreement (this “Agreement”) and to continue to perform in a highly effective manner and contribute to the success of the Company and its affiliates. Except to the extent otherwise defined herein, capitalized terms used in this Agreement shall have the meaning given them on Exhibit A attached hereto.
1.Retention. To incentivize you to remain committed to the Company, you are eligible to receive a cash award of _______ (the “Retention Award”), subject to the terms and conditions set forth below. The Retention Award shall be made as an advance payment for your future services, and will be paid following the date of your acceptance of this Agreement (the “Effective Date”), subject to your continued employment as of such payment date.

2.Repayment. In the event that your employment with the Company or its affiliates is terminated prior to the Retention Date (as defined below) by (a) the Company for Cause or (b) you other than for Good Reason, you shall repay to the Company, in immediately available funds, an amount equal to the Retention Award, less any amounts withheld by the Company for income and employment taxes, within thirty (30) days following the date of your termination of employment and, in order to satisfy such repayment, you agree that the Company may offset against, and you hereby authorize the Company to deduct from, any payments due to you, or to your estate, heirs, legal representatives or successors; provided that, no such offset shall result in a violation of Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”). For the avoidance of doubt, in the event that your employment with the Company is terminated either (x) prior to the Retention Date by (i) the Company without Cause, (ii) you for Good Reason or (iii) the Company or you due to your death or Disability, or (y) on or following the Retention Date for any reason or no reason at all, you shall not be required to repay the Retention Award.

For purposes of this Agreement, the term “Retention Date” means the first anniversary of the Effective Date.
3.Confidential Information. You agree to preserve and protect the confidentiality of all Confidential Information (as defined below), which you acknowledge is the sole and exclusive property of the Company. You agree that you will not, at any time during your term of employment or thereafter, make any unauthorized disclosure of Confidential Information, or make any use thereof, except, in each case, in the carrying out of your responsibilities to the Company. You further agree to preserve and protect the confidentiality of all confidential information of third parties provided to the Company by such third parties with an expectation of confidentiality. You shall use commercially reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by you hereunder to preserve and protect the confidentiality of such Confidential Information. You shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable laws; provided, however, that in the event disclosure is required by applicable laws and you are making such disclosure, you shall provide the Company with prompt notice of such requirement prior to making any such disclosure to the extent practicable and not legally prohibited, so that the Company may seek an appropriate protective order at the Company’s sole cost and expense.

Notwithstanding anything to the contrary contained herein, you will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of Confidential Information that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s Confidential Information to your attorney and use the Confidential Information in the court proceeding if you (A) file any document containing the trade secret under seal; and (B) do not disclose the Confidential Information, except pursuant to court order.

For purposes of this Section 3, the term “Company” includes the Company and each of its affiliates. The term “Confidential Information” shall mean any and all confidential or proprietary information and materials, as well as all trade secrets, belonging to the Company and includes, regardless of whether such information or materials are expressly identified or marked as confidential or proprietary, and whether or not patentable: (i) technical information and materials of the Company; (ii) business information and materials of the Company; (iii) any information or material that gives the Company an advantage with respect to its competitors by virtue of not being known by those competitors; and (iv) other valuable, confidential information and materials and/or trade secrets of the Company.
4.Non-solicitation; Non-competition; Non-disparagement. In consideration for the Retention Award and continued access to Confidential Information, specialized training, and the Company’s business goodwill, you agree that:
(a)From the date hereof until the first anniversary of the date of the termination of your employment with the Company for any reason, you shall not, directly or indirectly, alone or in concert with others, solicit (either directly or indirectly by assisting others) the business of any customer of the Company with whom you had contact during the final two (2) years of your employment with the Company, or otherwise induce any such customer to change its relationship with the Company; and

(b)From the date hereof until the first anniversary of the date of the termination of your employment with the Company for any reason, you shall not, directly or indirectly, alone or in concert with others, solicit, recruit, hire, or attempt to solicit, recruit or hire any of the Company’s current or former employees with whom you had contact (which includes, but is not limited to, employees within your chain of command or under your supervisory authority) during the final two (2) years of your employment with the Company or otherwise induce any such current employee to terminate his or her employment with the Company; and

(c)From the date hereof until the first anniversary of the date of the termination of your employment with the Company for any reason, you shall not, on behalf of a Competitor, directly or indirectly (whether as an employee, employer, consultant, agent, principal, partner, equityholder, officer or director, or in any other representative capacity) engage in the Business at any location within the Restricted Area.

(d)From the date hereof and at all times following the termination of your employment with the Company for any reason, you shall not, and shall not induce others to, directly or indirectly, for yourself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity, or otherwise, disparage, criticize, or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, shareholders or employees, either publicly or privately, or make any statements that are inflammatory, detrimental, slanderous, or negative in any way to the interests of the Company or its affiliates; provided that nothing herein shall or shall be deemed to prevent or impair you from testifying truthfully in any legal or administrative proceeding if such testimony is compelled or requested (or otherwise complying with legal requirements).

(e)As used in this Section 4, the term “Company” shall mean the Company and any of its direct or indirect subsidiaries. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the remaining provisions of this Agreement, and the remaining provisions of this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained in this Agreement. In the event the terms of this Section 4 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(f)Any breach or violation by you of the provisions of this Section 4 shall toll the running of any time periods set forth in this Section 4 for the duration of any such breach or violation. You recognize and acknowledge that a breach of the covenants contained in Section 4 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, you agree that in the event of a breach of any of the covenants contained in Section 4, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

(g)Section 4(c) of this agreement shall not apply to you in the event that your employment is terminated by (i) the Company without Cause or (ii) you for Good Reason.

5.Not a Contract of Employment. This Agreement is not a contract of employment and does not guarantee you employment for any specified period of time.

6.Waiver. No provisions of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing signed by you and such officer (other than you) as may be specifically designated by the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Texas, without regard to conflicts of laws principles of such state, except where preempted by the Bankruptcy Code.

8.Section 409A. This Agreement is intended to comply with, or be exempt from Section 409A, and shall be construed and administered in accordance with Section 409A, so as not to subject you to the payment of any additional taxes, penalties, or interest imposed under Section 409A with respect to amounts paid under this Agreement or any other agreement or arrangement between the Company and you.  The Company and you agree to amend this Agreement to the extent necessary to bring this Agreement into compliance with Section 409A (or to meet an exemption therefrom) as it may be interpreted by any regulations, guidance, or amendments to Section 409A issued or adopted after the date of this Agreement.  Nothing in this Agreement shall be interpreted to permit (i) accelerated payment of nonqualified deferred compensation, as defined in Section 409A, (ii) any other payment in violation of the requirements of Section 409A, or (iii) you to designate the taxable year of any payment.  No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from you or any other individual to the Company or any affiliate, employee, or agent.  All taxes imposed on or associated with payments made to you pursuant to this Agreement, including any liability imposed under Section 409A (but excluding the employer portion of any payroll taxes), shall be borne solely by you.

9.Entire Agreement.  This Agreement contains all of the understandings and representations between the Company and you relating to the Retention Award and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any retention awards.

10.Validity.  The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12.Assignment; Change in Control.  The provisions of this Agreement shall bind and inure to the benefit of the Company and its successors and assigns.  The term “successors” as used in this Agreement shall include any corporation or other business entity which shall by merger, consolidation, purchase, or otherwise, acquire all or substantially all of the business and assets or ownership of the Company, and successors of any such corporations or other business entities.  Where appropriate, the term “Company” as used in this Agreement shall also include any other successor that assumes the Agreement.  Notwithstanding anything to the contrary herein, upon the occurrence of a “Change in Control” (as defined in the LTIP as in effect on the Effective Date) prior to the Retention Date, the Agreement shall terminate and you shall not be required to repay the Retention Award pursuant to Section 2 of this Agreement.

13.Release. In exchange for the promises of the Company set forth in this Agreement, the sufficiency of which you acknowledge, you, with the intention of binding yourself and your heirs, executors, administrators and assigns, do hereby release, remise, acquit and forever discharge the Company and its subsidiaries, its and their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which you, individually or as a member of a class, now have, own or hold, or have at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party; provided that this Section 13 shall not waive your existing rights to (a) accrued and vested compensation or benefits, (b) any claims or rights arising after the Effective Date, or (c) indemnification and advancement of expenses, to the extent such rights exist as of the Effective Date, in connection with, arising from or related in any way to actions or omissions in your capacity as a director, officer, employee, agent or other capacity for the Company or any of its affiliates or any other entity at the direction of the Company or any of its affiliates, including, without limitation, indemnification and advancement of expenses pursuant to the Company’s bylaws, articles of incorporation or other policies or agreements.

14.Withholding of Taxes.  The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

15.Other Benefits.  The Retention Award is a special payment to you and is not intended to supersede or replace any other compensation payable to you, and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension or retirement, death, or other benefit under any bonus, incentive, pension or retirement, insurance, or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

16.Legal Expenses. In the event of any claim, dispute, litigation, arbitration or other proceeding relating to Section 2, Section 4, or Section 13 of this Agreement in which the Company is the prevailing party, the Company shall be entitled to receive, and you shall pay upon demand, reasonable attorneys’ fees and related costs incurred by the Company in connection with the resolution of such claim, dispute, litigation, arbitration or other proceeding. If the Company is not the prevailing party in such a claim, dispute, litigation, arbitration or other proceeding, the Company shall pay you, upon demand, reasonable attorneys’ fees and related costs incurred by you in connection with the resolution of such claim, dispute, litigation, arbitration or other proceeding.

{Signature page follows.}

Please indicate your acknowledgment of and acceptance of the terms of this Agreement by signing in the space indicated below and returning a signed copy of this Agreement to me no later than [__]. The one time, lump sum advance, will be paid upon the Company’s receipt of your signed acknowledgment. Please feel free to contact me should you wish to discuss any aspect of this Agreement or the Retention Award.
Congratulations on receiving this award and I look forward to your contribution to the Company’s success.
Sincerely,
Pioneer Energy Services Corp.

____________________________________
Name:
Title:
Accepted, Acknowledged and Agreed:

_______________________________
Name:
Date:

Exhibit A
Certain Definitions
For purposes of this Agreement, the following terms shall have the meanings set forth below:

•
“Business” means the business of land contract drilling services or production services, and any other business that you know or should know that the Company or any of its direct or indirect subsidiaries has taken material steps to engage in.

•
“Cause” means (A) any conviction of, or plea of guilty or nolo contendere to (i) any felony (except for vehicular-related felonies, other than manslaughter or homicide) or (ii) any crime (whether or not a felony) involving dishonesty, fraud, or breach of fiduciary duty; (B) willful misconduct by you in connection with the performance of services to the Company; (C) ongoing failure or refusal after written notice, other than by reason of Disability or ill health, to faithfully and diligently perform the usual and customary duties of your employment; (D) failure or refusal after written notice to comply with the reasonable written policies, standards and regulations of the Company which, from time to time, may be established and disseminated; or (E) a material breach by you of any terms related to your employment in any applicable agreement; provided that the conduct described in clauses (C) through (E) shall not constitute Cause unless the Company has provided you with written notice of such conduct within ninety (90) days of any officer of the Company (other than you) having knowledge of such conduct, and you fail to cure such conduct within thirty (30) days of receiving such notice.

•
“Competitor” means any corporation, partnership or other business organization or entity that engages in, or that owns a significant interest in an entity that engages, directly or indirectly in, the Business in competition with the Company or any of its direct or indirect subsidiaries. As of the Effective Date, the definition of Competitor includes, by way of example and not by way of limitation, the following entities: Basic Energy Services, Inc.; C&J Energy Services; Helmerich & Payne, Inc.; Key Energy Services, Inc.; Nabors Industries, Ltd.; Parker Drilling Company; Patterson-UTI Energy, Inc., Precision Drilling Corporation; and Superior Energy Services.

•
“Disability” shall occur when you are entitled to receive payments under the Company’s long-term disability insurance plan, if one is in effect at the time. If there is no long term disability insurance plan in effect, then Disability shall occur when you are unable to perform your duties hereunder as a result of illness or mental or physical injury for a period of at least 180 days.

•
“Good Reason” shall occur when (A) one of the following (each, a “Resignation Condition”) has occurred: (i) a material breach by the Company of this Agreement, (ii) any material reduction in your annualized base salary, (iii) the relocation of your principal place of employment that would increase your one-way commute by more than fifty (50) miles, or (iv) a material diminution in your authority, duties, or responsibilities; (B) you have given the Company written notice of the occurrence of the Resignation Condition within ninety (90) days after the Resignation Condition first occurred; (C) the Company has not cured the Resignation Condition within thirty (30) days of receiving the notice from you required by clause (B) of this paragraph; and (D) your termination of employment for “Good Reason” occurs on the later of (i) ninety (90) days after the Resignation Condition first occurred or (ii) 10 days after the thirty (30) day period if, in the event of (D)(i) or (D)(ii), the Company has not cured such Resignation Condition.

•	“LTIP” means the Company’s Amended and Restated 2007 Incentive Plan, as amended.

•	“Restricted Area” means any state of the United States and any foreign country where the Company or any of its direct or indirect subsidiaries engages in the Business.